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                                                                    EXHIBIT 21.1


America Service Group Inc.


List of Subsidiaries                                   State of Incorporation


1.  Prison Health Services, Inc.                             Delaware

2.  Prison Health Services of Indiana LLC                    Indiana

3.  EMSA Government Services, Inc.                           Florida

4.  EMSA Correctional Care, Inc.                             Florida

5.  EMSA Military, Inc.                                      Florida

6.  EMSA, L.P.